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                                                                    Exhibit 99.1

                              [AMERICAN TOWER LOGO]

                                                         ATC Contact: Anne Alter

                                   Vice President of Finance, Investor Relations
                                                       Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

                 AMERICAN TOWER AMENDS CREDIT FACILITY AGREEMENT

Boston, Massachusetts - October 23, 2002 - American Tower Corporation (NYSE:
AMT) today announced that it has amended certain provisions of the loan agreement for the senior secured credit facilities of certain of its subsidiaries. The senior secured credit facilities consist of an $850 million term loan A, a $500 million term loan B, and a $650 million revolving line of credit, of which $490 million remained undrawn and available as of September 30, 2002. The Company's current business plan anticipates nominal, if any, incremental borrowing needs until free cash flow is achieved, which is expected to occur in early 2003. Free cash flow means the Company will be generating EBITDA in excess of interest expense and capital expenditures. The borrowers have maintained compliance with all covenants. Several of the key provisions of the amendment are described below.

     o Pro Forma Debt Service covenant is eased to a ratio of 1.00 to 1.00 from a ratio of 1.10 to 1.00 for all remaining quarters beginning with the quarter ending December 31, 2002;

     o Consistent with our previously announced intention to sell Verestar, Verestar is no longer a borrower and its subsidiaries are no longer restricted subsidiaries, but the lenders' maintain their collateral position in these assets prior to any potential sale;

     o Leverage Ratio is tightened by one half-turn for all remaining quarters;

     o    Certain permitted investment baskets are reduced or eliminated.

In consideration for the amendments, the applicable margins were increased by 50 basis points (with minimum applicable margins through September 2003) and the borrowers paid an amendment fee of 25 basis points to consenting lenders. A full description of the amendment is available in an 8-K filed with the SEC on October 23, 2002.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates approximately 14,400 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. Of the 14,400 sites, approximately 13,500 are owned or leased towers and approximately 900 are managed and lease/sublease sites. Headquartered in Boston, American Tower has regional hub offices in Boston, Chicago, Phoenix, and Mexico City. For more information about American Tower Corporation and its subsidiary Verestar, Inc., please visit our web sites www.americantower.com and www.verestar.com.

This press release contains "forward-looking statements" concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not of historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including:
(1) a decrease in demand for tower space would materially and adversely affect our operating results and we cannot control that demand; (2) continuation of the current U.S. economic slowdown could materially and adversely affect our business; (3) our substantial leverage and debt service obligations may adversely affect our operating results and our ability to make payments on our indebtedness; (4) restrictive covenants in our

                                   (continued)

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credit facilities and our senior notes could adversely affect our business by limiting flexibility and causing us to breach our tower development obligations;
(5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, the tower industry is sensitive to the creditworthiness of its tenants; (7) increasing competition in the satellite and fiber network access services market may adversely affect Verestar's business; (8) if our chief executive officer left, we would be adversely affected because we rely on his reputation and expertise; (9) operations in foreign countries could lead to expropriations, government regulations, funds inaccessibility, foreign exchange exposure and management problems; and (10) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled "Business Factors That May Affect Future Results" in our Form 10-Q for the quarter ended June 30, 2002, which "Factors That May Affect Future Results" we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.


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